UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 6, 2009

China Electric Motor, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53017	26-1357787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Sunna Motor Industry Park, Jian’an, Fuyong Hi-Tech Park, Baoan District, Shenzhen, Guangdong, China
(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code	86-0755-8149969

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (this “Amendment”) is being filed to update the disclosure contained in our current report on Form 8-K filed with the Securities and Exchange Commission on October 13, 2009 (the “Original Filing”).  In the Original Filing, we disclosed that on October 6, 2009 we conducted a fifth and final closing of a private placement.  Due to two investors’ failure to comply with the payment terms of the subscription agreements, we cancelled 106,667 shares of common stock on November 16, 2009, which shares were included in our disclosures disclosed regarding the shares sold in the final closing of the private placement in the Original Filing.  This Amendment corrects the disclosure in the Original Filing to reflect the actual number of shares sold to investors effective as of October 6, 2009, reflecting the noted cancellation.

Item 1.01                      Entry into a Material Definitive Agreement.

The information in Item 3.02, below, is incorporated herein by reference.

Item 3.02                      Unregistered Sales of Equity Securities.

On October 6, 2009, China Electric Motor, Inc. (the “Company”) conducted a fifth and final closing of a private placement that was initially reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009.  Pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 1,183,036 shares of common stock, $0.0001 par value per share, at $1.35 per share, for gross proceeds of approximately $1.6 million (the “Private Placement).

The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving the Company’s securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

THIS CURRENT REPORT IS NOT AN OFFER OF SECURITIES FOR SALE. ANY SECURITIES SOLD IN THE PRIVATE PLACEMENT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ELECTRIC MOTOR, INC.

Date: November 16, 2009	By:	/s/ Yue Wang
	Name:	Yue Wang
	Title:	Chief Executive Officer